PricewaterhouseCoopers LLP

       400 South Hope Street

       Los Angeles CA 90071-2889

       Telephone (213) 236 3000


  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C. 20549


  February 15, 2000


  Commissioners:

  We have read the statements made by the
  Purisima Funds (the "Funds") (copy attached), which we understand will be included, pursuant to Item 77K of Form N-SAR, as part of the Funds' Form N-SAR report due to be filed with the Commission by April 30, 2000.
  We agree with the statements concerning our Firm in such statement.


  Very truly yours,

  PricewaterhouseCoopers LLP


























  SUB-ITEM 77K: Changes in registrant's
  certifying accountant.


  PricewaterhouseCoopers LLP were previously the independent accountants for the Purisima
  Funds. The decision to change accountants was resolved by the board of directors and its Audit Committee in the meeting on January
  20, 2000 and Tait, Weller & Baker were
  appointed independent accountants.
  PricewaterhouseCoopers LLP had served as independent accountants for each of the two years in the period ended August 31, 1999.
  The audit reports of PricewaterhouseCoopers
  LLP on the financial statements of the
  Purisima Funds for each of the two years in the period ended August 31, 1999 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified of modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of each of the two years in the period ended
  August 31, 1999 and the subsequent interim period through January 20, 2000, there were no disagreements with
  PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreements.

  The Registrant represents that it had not consulted with Tait, Weller & Baker at any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed: or the type audit opinion that might be rendered on the Registrant's financial statements.